Exhibit 10.39

AMENDMENT TO AGREEMENT FOR TERMINATION BENEFITS IN THE EVENT

OF A CHANGE IN CORPORATE CONTROL

This Amendment to Agreement for Termination Benefits in the Event of a Change in Corporate Control (the “Amendment”) is entered into as of November 13, 2007 (the “Effective Date”), between «First_Name» «Last_Name» (the “Executive”) and Longs Drug Stores California, Inc. (the “Corporation”).

RECITALS

WHEREAS, on «Original_Agreement_Date», the Executive and the Corporation entered into an Agreement for Termination Benefits in the Event of a Change in Corporate Control (the “Agreement”) which provides for severance benefits following an acquisition of the Corporation upon the occurrence of a “Severance of Employment” (as defined in the Agreement); and

WHEREAS, the parties wish to amend certain provisions of the Agreement to reflect recent changes affecting the taxation of deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1. Severance of Employment. Section I.D of the Agreement shall be amended to read in its entirety as follows:

“Severance of Employment,” as used herein, shall mean the termination of the Executive’s employment with the Parent Corporation and the Corporation (i) by discharge by the Parent Corporation or the Corporation on or within two (2) years after the date of a Change in Corporate Control; (ii) by resignation of the Executive on or after, but less than one hundred eighty (180) days after, the date of a Change in Corporate Control due to the occurrence of either a material diminution in the Executive’s base compensation or a material diminution in the Executive’s authority, duties, or responsibilities, without the Executive’s written consent (each a “Good Reason Condition”); or (iii) by resignation of the Executive at any time within the period commencing one hundred eighty (180) days after the date of a Change in Corporate Control and ending two (2) years after the date of such Change in Corporate Control. In order for a resignation due to a Good Reason Condition to constitute a Severance of Employment, the Executive must provide written notice to the Parent Corporation or the Corporation, as the case may be, of the existence of the Good Reason Condition within 90 days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Parent Corporation or the Corporation will be provided with a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, the Executive may resign based on the Good Reason Condition specified in the notice within the period specified in subsection (ii) above. Despite the foregoing, neither of the following will constitute a Severance of Employment:

1. The termination of the Executive’s employment by reason of death.

2. The discharge of the Executive by the Corporation for gross and willful misconduct relating to the performance by the Executive of the Executive’s duties at the Corporation, provided that such misconduct is discovered after the date of the Change in Corporate Control.

2. Trust Provision. Section III.D of the Agreement shall be of no further force and effect as of the Effective Date, and accordingly, the Corporation shall have no obligation to establish a trust with respect to any potential benefits payable to the Executive or to make any contribution to any such trust.

3. Excise Tax Restoration Payment. The following shall be added to the end of Section III.G of the Agreement:

With respect to each payment that is subject to the Excise Tax, the related Excise Tax Restoration Payment shall be paid to the Executive on, or as soon as practicable following, the payment date (and in any event, such Excise Tax Restoration Payment shall be paid to the Executive by the end of the calendar year next following the calendar year in which the Executive remits the Excise Tax).

4. Delay of Payments in Certain Circumstances. The following shall be added as a new Section III.H of the Agreement:

Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) with the Corporation and the Parent Corporation or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section III.H shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

5. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

6. Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

«First_Name» «Last_Name»

LONGS DRUG STORES CALIFORNIA, INC.

By:
Warren F. Bryant
Its:	President and Chief Executive Officer

By:
Linda M. Watt
Its:	Senior Vice President—Human Resources

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